Exhibit 10.8

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Wireless Telecom Group, Inc. (together with its successors and assigns, the “Company”), and Timothy Whelan (“Executive”) entered into an EXECUTIVE EMPLOYMENT AGREEMENT dated as of June 30, 2016 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as set forth in this amendment to the Agreement (“Amendment”),

NOW, THEREFORE, the parties hereto agree as follows:

1. All capitalized terms in this Amendment not otherwise defined herein have the meanings defined in the Agreement.

2. Paragraph 2(a) of the Agreement is hereby amended by replacing the date “June 30, 2017” with “June 30, 2021.”

3. Paragraph 3.1 of the Agreement is hereby amended to read as follows:

“Base Salary. Commencing on the Effective Date and continuing through the duration of the Term, the Company hereby agrees to pay to Executive an annualized base salary (the “Salary”) payable in equal installments on the Company’s regularly-scheduled paydays as it is earned, subject to all applicable federal, state and local income and employment taxes and other required or elected withholdings and deductions. The amount of Salary for the period June 30, 2016 through June 30, 2017 is Two Hundred Seventy Five Thousand Dollars ($275,000); salary for the remainder of the Term will be paid at the rate of Three Hundred Twenty Five Thousand Dollars ($325,000) per year. Executive’s Salary will be reviewed annually by the compensation committee (the “Compensation Committee”) of the Board, or the full Board, commencing in January 2018, taking into account the performance of Executive, the performance of the Company and other information deemed appropriate by the Compensation Committee, and may be adjusted by the Compensation Committee or the Board in their sole discretion (in which case such new amount shall be the “Salary” hereunder).”

4. Paragraph 3.2 of the Agreement is hereby amended to read as follows:

“Annual Cash Bonus.

For the calendar year ending December 31, 2017 and each subsequent calendar year of the Term, Executive shall be entitled to receive a cash incentive award (the “Annual Cash Bonus”) of up to $200,000 for meeting the performance targets determined by the Compensation Committee. Within ninety (90) days after the end of the 2017 calendar year and each calendar year thereafter during the Term, the Board shall consult with Executive and shall determine and approve Executive’s Annual Cash Bonus taking into account the performance targets established for Executive, it being understood that the Compensation Committee (or the independent members of the Board) shall be entitled to award the Annual Cash Bonus in an amount greater than $200,000 for performance at greater than target levels. Subject to any valid deferral election by Executive, the applicable Annual Cash Bonus shall be paid in a cash lump sum as soon as reasonably practicable following the Board’s approval thereof, provided that Executive remains employed through such date, but in no event later than April 15 of the calendar year following the calendar year for which the applicable Annual Cash Bonus is being awarded.

5. Paragraph 3.3 of the Agreement is hereby amended by adding the following sentence to the end of the paragraph:

“In connection with Executive’s agreement to extend the Term of his employment as Chief Executive Officer of the Company to June 30, 2021, on June 5, 2017, the Company granted to Executive an option to acquire two hundred thousand (200,000) shares of common stock of the Company at an exercise price equal to the closing price of the common stock as of June 5, 2017. The option shall vest in equal quarterly installments over a period of four years and shall have a term of ten years.”

6. The amendments to the Agreement set forth herein are effective as of July 1, 2017, except that the amendment to Section 3.3 of the Agreement is effective June 5, 2017. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

7. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey, exclusive of any choice of law rules.

8. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or e-mail (as a .pdf, .tif or similar un-editable attachment) shall be effective for all purposes.

Wireless Telecom Group, Inc.

By:	/s/ Alan Bazaar
Name: Alan Bazaar
Title: Chairman

ACCEPTED AND AGREED THIS 9TH DAY OF JUNE, 2017

/s/ Timothy Whelan
Timothy Whelan
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